EXHIBIT 99.1

On July 15, 2003, the Registrant issued the following news release:

“AMERICAN ANNOUNCES FIRST NATURAL GAS SALES AND ACQUIRES WYOMING RECOMPLETION PROJECT

POWDER RIVER BASIN COAL BED METHANE WELLS NOW FLOWING THROUGH SALES LINES

DENVER – American Oil & Gas Inc., (OTC:AOGI) is pleased to announce first sales of natural gas from its coal bed methane (CBM) program in the Powder River Basin in northeast Wyoming. Four wells on the Delaney Lease in the West Recluse Area were placed on production on June 10, 2003 for dewatering, and natural gas was turned into sales on July 9, 2003. Additionally, three wells on the Double E Lease in the West Recluse Area have been drilled, completed, and production equipment has been run in the wells. Production from these wells will commence as soon as the final surface right-of-way agreement is approved, which is expected to occur in the coming week. American will own a 100% working interest in these wells based on a previous agreement with its partners Tower Colombia Corporation and North Finn, LLC. American currently owns a 50% interest in up to an additional 48 wells in the West Recluse Area. The pace of development for these wells will depend upon the federal permitting process.

“Today is an exciting day for our young company. It marks the day we officially become a production company. This milestone is the first major step toward creation of a positive cash flow foundation for our company,” said Pat O’Brien, CEO of American.

American also owns a 50% interest in the Glasgow and Bill Prospects in southern Campbell County where there are two prospective coals, each about 35’ thick, at depths of 500’ and 700’ respectively. American is waiting on approval of a water discharge permit prior to starting drilling operations on the first 16 wells.

In additional news, American and its partners, Tower Colombia Corp and North Finn LLC, have signed a Farmout Agreement to earn an 80% working interest (40% to American) in the Cow Creek School Prospect located in Niobrara County, Wyoming.

For a consideration of $65,000 and a commitment to re-complete an existing well as an economic oil and gas producer, American and its partners will earn 80% in the well and in approximately 5,000 acres in the prospect area. If commercial production is not attained from the re-completed well, American and its partners have the right to earn in the prospect by either drilling a new well to the Lakota Formation or by paying an additional consideration of $65,000 by January 1, 2005.

There are four potentially productive formations under the prospect area. This acreage is adjacent to and will complement the Company’s existing acreage on its previously announced Krejci Prospect.

American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region.

Additional information about American Oil and Gas can be found at the Company’s website: www.americanoilandgasinc.com.

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This release contains forward-looking statements regarding American Oil and Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil and Gas, Inc. and does not necessarily include the views of any other person or entity.”